Exhibit 5.1
Consent of Independent Auditors
     We consent to the reference to our firm under the caption “Interests of Experts” in the Amendment No. 2 to Form F-9 (File No. 001-14446) dated June 15, 2011 and related short form base shelf prospectus of The Toronto-Dominion Bank for the registration of its debt securities and to the incorporation by reference of our reports dated December 1, 2010 to the shareholders of The Toronto-Dominion Bank on the Consolidated Balance Sheet of the Bank as at October 31, 2010 and 2009 and the Consolidated Statements of Income, Changes in Shareholders’ Equity, Comprehensive Income and Cash Flows for each of the years then ended and the effectiveness of internal control over financial reporting of The Toronto-Dominion Bank as of October 31, 2010 as contained in its Annual Report to Shareholders for the year ended October 31, 2010 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chartered Accountants
Licensed Public Accountants
Toronto, Canada
June 15, 2011